Exhibit 99.1.2

This document is a free translation. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail.

This document contains information with respect to the proposed merger of shares (incorporação de ações) under Brazilian law of Omega Geração S.A. (“Omega Geração”) by Omega Energia S.A. (“Omega Energia”).

Omega Geração and Omega Energia are Brazilian companies. Information distributed in connection with the proposed merger of shares (incorporação de ações) under Brazilian law of Omega Geração by Omega Energia is subject to Brazilian disclosure requirements that are different from those of the United States. Any financial statements or financial information included herein has been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed merger of shares, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed merger of shares, such as in open market or privately negotiated purchases.

Special Note Regarding Forward-Looking Statements:

This document contains certain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “anticipates”, “believes”, “estimates”, “expects”, “plans” and similar expressions, as they relate to Omega Geração and Omega Energia, are intended to identify forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.

Undue reliance should not be placed on such statements. Forward-looking statements speak only for the date they are made.

OMEGA GERAÇÃO S.A.

Publicly held Company

Corporate Taxpayer Registration (CNPJ) No. 09.149.503/0001-06 Commercial Registry Number (NIRE) 31.300.093.10-7 | CVM Code 02342-6

CALL NOTICE

ORDINARY AND EXTRAORDINARY GENERAL MEETING TO BE HELD ON OCTOBER 28, 2021

The board of directors of OMEGA GERAÇÃO S.A., a public company, based in the city of Belo Horizonte, State of Minas Gerais, on Barbacena Avenue, 472, 4th floor, room 401, Barro Preto district, Zip code 30190-130, in compliance with Article 124 of the Law No. 6,404, dated December 15, 1976, as amended (“S.A. Law”) and with the articles 3rd and 5th of the CVM’s Instruction no. 481, dated December 17, 2009, as amended (“ICVM 481/09”), hereby calls the Company's shareholders to meet at the extraordinary general meeting ("Extraordinary Meeting"), to be held, in the first call, on September 28, 2021, at 1 p.m. at the Company’s headquarters, to examine, discuss and vote on the following agenda:

(i)	execution of the Special Instrument of Protocol and Justification for the Stock- for-Stock Merger of Omega Geração S.A. into Omega Energia S.A. (“Omega Energy“ and “Protocol and Justification”);

(ii)	merger of all shares issued by Omega Geração into Omega Energia ("Stock-for- Stock Merger"), whose effectiveness will be subject to the implementation of certain condition precedent provided for in the Protocol and Justification ("Condition Precedent for the Stock-for-Stock Merger");

(iii)	assumption, by Omega Energia, of the duties and obligations arising from the third stock option plan of Omega Geração (“Third Plan”) and the Second Stock Option Program, maintaining the current conditions for the beneficiaries, with extinction of the Third Plan, whose effectiveness will be subordinated to the implementation of the Condition Precedent for the Stock-for-Stock Merger; and

(iv)	authorization for managers, once the occurrence of the Condition Precedent for the Stock-for-Stock Merger has been verified, to perform all the acts necessary to carry out the above deliberations, including, but not restricted to, the subscription of the capital increase of Omega Energia, to be paid in through the merger of all the shares issued by Omega Geração, on behalf of the shareholders of Omega Geração.

General Information:

Considering the risks of the COVID-19 pandemic ("Coronavirus"), the Company recommends that shareholders choose to send their votes by “Distance Voting Ballot” or proxy to the representatives made available by the Company.

Pursuant to article 126 of the Brazilian Law No. 6,404, of December 15, 1976, and article 17, § 2, of the Company's bylaws, to participate in the General Meeting, shareholders, or their legal representatives, must present to the Company, in addition to the identity document (General Registration Identity Card "RG", the National Driver's License "CNH", passport, identity cards issued by professional councils or functional portfolios issued by the organs of the Public Administration , provided that they contain a photo of its holder) and relevant corporate acts proving the legal representation, as the case may be: (a) proof issued by the financial institution providing the services of bookkeeping of the Company's shares no later than five (5) days before the date of the General Meeting; (b) instrument for granting powers of representation; and (c) in respect of the shareholders participating in the fungible custody of nominative shares, the statement containing the respective shareholding, issued by the competent body.

The representative of the legal entity shareholder must present, as an exception due to the COVID-19 pandemic, a simple copy of the following documents: (a) contract or bylaws; and (b) corporate act of election of the administrator who (b.i) attends the general meeting as a representative of the legal entity, or (b.ii) sign a power of attorney for the third party to represent the legal entity shareholder.

Regarding investment funds, the representation of the shareholders at the General Meeting shall be by the fund administrator or fund manager, subject to the provisions of the fund's regulations regarding who holds powers to exercise the voting rights of the shares and assets in the fund's portfolio. In this case, the representative of the fund administrator or manager, in addition to the above-mentioned corporate documents related to the manager or the administrator, shall present a simple copy of the fund's regulations, duly registered with the competent body.

As for participation by attorney, the granting of powers of representation for participation in the General Meeting must have been held less than one (1) year ago, pursuant to Article 126, § 1, of the Brazilian Law No. 6,404. Additionally, according to with the provisions of Article 654, § 1 and § 2 of Law No. 10,406, of January 10, 2002 (“Brazilian Civil Code”), the power of attorney shall contain the indication of the place where it was passed, the complete qualification of the grantor and the grant, the date and purpose of the grant with the designation and extension of the powers conferred, containing the recognition of the grantor's firm by Public Notary or electronic signature with digital certificate (ICP-Brazil).

It is worth mentioning that (i) natural persons shareholders of the Company may only be represented at the General Meeting by an attorney who is a shareholder, administrator of the Company, lawyer, or financial institution, as provided for in article 126, §1º, of the Brazilian Law No. 6,404 and art. 17, §3º, of the Company's bylaws; and

(ii) legal entities that are shareholders of the Company may, pursuant to CVM's decision under CVM Rj2014/3578, judged on November 4, 2014, be represented by an attorney constituted in accordance with its contract or bylaws and in accordance with the rules of the Civil Code, without the need for such person to be an administrator of the Company, shareholder or lawyer.

The documents of shareholders issued abroad must contain recognition of the signatories' firms by Public Notary, be handwritten or, if the country of issue of the document is not a signatory of the Hague Convention (Apostila Convention), legalized in the Brazilian Consulate, be translated by a sworn translator registered with the Commercial Board, and registered in the Register of Securities and Documents, in accordance with the legislation in force.

For a better organization of the General Meeting, the Company requests, pursuant to article 17, the Company's bylaws, the prior deposit of the documents necessary for participation in the General Meeting at least three (3) working days in advance, to the care of the Investor Relations Department. Copy of documentation can be forwarded to e-mail (rigeracao@omegageracao.com.br).

It should be noted that shareholders may participate in the General Meeting even if they do not make the prior deposit referred to above, simply by presenting the documents at the opening of the General Meeting, in accordance with the provisions of article 5, § 2, of ICVM 481/09 and in Article 10, §8, of the Company's bylaws.

The documents and Information related to the matters to be deliberated at the General Meeting are available to shareholders at the Company's headquarters and on the Company's website (www.omegageracao.com.br), and were also sent to CVM (www.cvm.gov.br) and B3 – Brasil, Bolsa, Balcão (www.b3.com.br).

Belo Horizonte, September 24, 2021.

José Carlos Reis de Magalhães Neto

Chairman of the Board of Directors